CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



  We consent to the references to our firm in the Post-Effective Amendment No. 33 to the Registration Statement on Form N-1A of Professionally Managed
Portfolios and to the use of our reports on the financial statements and financial highlights dated June 30, 1996 with respect to the Boston Managed Growth Fund, Leonetti Balanced Fund and U.S. Global Leaders Growth Fund series and dated August 31, 1996 with respect to the Lighthouse Growth Fund series. Such financial statements and financial highlights appear in the 1996 Annual Reports to Shareholders of the Funds which are incorporated by reference into the Statements of Additional Information.


                                                           Ernst & Young LLP


Los Angeles, CA
November 1, 1996